Exhibit 21.1

Next Technology Holding Inc

(Formerly known as WeTrade Group Inc.)

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation or Organization

VDao Technology Limited	Hong Kong

WeiYi Technology (Shanghai) Co Limited	People’s Republic of China